Exhibit 10.10.1

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

OF

PLATINUM ENERGY SOLUTIONS, INC.

This First Amendment to Stockholders Agreement of Platinum Energy Solutions, Inc. is made as of January 19, 2012 (this “Amendment”), by and among Platinum Energy Solutions, Inc., a Nevada corporation (the “Company”), and the Investors and the Stockholders set forth on the signature page hereto.

W I T N E S S E T H

WHEREAS, the parties hereto are parties to that certain Stockholders Agreement dated March 3, 2011 (the “Original Agreement”);

WHEREAS, the Company, the Investors holding a majority of the shares of Common Stock purchased under the Purchase Agreement, and the Stockholders holding at least 70% of the shares of Common Stock of the Company, desire to amend the Original Agreement to, among other things, reflect an increase in the number of directors to six (6) directors; and

NOW, THEREFORE, for good and valuable consideration, this Amendment provides as follows:

1. Definitions. Terms used but not defined herein shall have the meanings given them in the Original Agreement. The Original Agreement as amended by this Amendment is hereinafter referred to as the “Agreement.”

2. Board Composition. Section 7.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

7.1 Board Composition. Each party hereto agrees to vote all of such Stockholder’s shares of voting securities in the Company, whether now owned or hereafter acquired or which such party may be empowered to vote, and to take such other action with respect thereto (including, without limitation, the giving of consents), from time to time and at all times, in whatever manner shall be necessary to ensure (i) the Board shall be comprised of six (6) individuals (except as contemplated by Section 7.2), and (ii) that all of the following Persons shall serve from time to time as directors of the Company:

(a) L. Charles Moncla, Jr. (provided he is an executive officer of the Company or owns any shares of capital stock of the Company);

(b) one (1) individual designated by the holders of a majority in interest of the Common Stock held by the Management Holders, such individual to be determined by the Management Holders following the date hereof;

(c) two (2) individuals designated by the holders of a majority in interest of the shares of Common Stock purchased under the Purchase Agreement by the Investors (the “Preferred Directors”), which individuals shall initially be José Feliciano and Colin Leonard;

(d) one (1) individual designated by L. Charles Moncla, Jr. and approved by holders of a majority in interest of the Stock Units, such approval not to be unreasonably withheld, which individual shall initially be Daniel T. Layton (the “5th Director”); provided however, that from and after the date that is one year following March 3, 2011, the holders of a majority in interest of the Stock Units may either re-designate the 5th Director or designate a new 5th Director which director shall be subject to the consent of the remaining members of the Board (which consent shall not be unreasonably withheld). If a majority of the remaining members of the Board do not approve the initial new 5th Director designated by the holders of a majority in interest of the Stock Units, such holders shall designate a second 5th Director. If the second 5th director is not approved by a majority of the remaining members of the Board, then such holders shall submit a list of four potential 5th directors (which list may include the first two 5th Directors previously rejected by the members of the Board), and a majority of the remaining members of the Board shall select the 5th Director from such list; and

(e) Richard L. Crandall.

3. Ex-Officio Board Members. Section 7.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

7.2 Ex-Officio Board Members. In addition to the composition of the Board as provided in Section 7.1, the Board shall include (a) for one year commencing on March 3, 2011, up to six (6) and (b) thereafter, up to four (4), ex-officio members who will participate in Board meetings and discussions but have no voting or other rights of the members of the Board. Ex-officio members shall be designated by the Board and shall serve one (1) year terms; provided, that the Preferred Directors shall be entitled to designate one (1) ex-officio member. Other than in connection with an ex-officio member’s voluntary resignation or death, an ex-officio member may be removed by at least four-fifths of the members of the Board at any time and for any reason; provided, that the ex-officio member designated by the Preferred Directors may only be removed by the Preferred Directors. Any vacancy among ex-officio members shall be filled by the Board, except the Preferred Directors shall fill any vacancy due to the resignation, death or removal of the ex-officio member designed by the Preferred Directors. The compensation, if any, of the ex-officio members shall be fixed from time to time by the Board. The ex-officio members of the Board shall be Crawford S. Shaw and Joel Wehner. The ex-officio member of the Board designated by the Preferred Directors shall be Mervin Dunn.

4. Termination of Provisions. Section 7.4 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

7.4 Termination. The rights granted pursuant to this Section 7 shall terminate immediately prior to a consummation of a Qualified IPO.

5. Limited Modification. Except to the extent amended or modified herein, all provisions of the Original Agreement remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Stockholders Agreement as of the date set forth above.

COMPANY:

Platinum Energy Solutions, Inc.

By:	/s/ J. Clarke Legler, II
Name: J. Clarke Legler, II Title: Chief Financial Officer

INVESTORS HOLDING A MAJORITY OF THE SHARES OF COMMON STOCK PURCHASED UNDER THE PURCHASE AGREEMENT:

Clearlake Capital Partners II (Master), L.P.

BY: Clearlake Capital Partners II GP, L.P. ITS: General Partner BY: Clearlake Capital Partners, LLC ITS: General Partner BY: CCG Operations, LLC ITS: Managing Member

By:	/s/ José E. Feliciano
Name: José E. Feliciano Title: Managing Member

Moncla Platinum Investment Group, LLC

By:	/s/ L. Charles Moncla, Jr.
Name: L. Charles Moncla, Jr. Title: Manager

STOCKHOLDERS HOLDING AT LEAST 70% OF THE SHARES OF COMMON STOCK OF THE COMPANY:

Clearlake Capital Partners II (Master), L.P.

BY: Clearlake Capital Partners II GP, L.P. ITS: General Partner BY: Clearlake Capital Partners, LLC ITS: General Partner BY: CCG Operations, LLC ITS: Managing Member

By:	/s/ José E. Feliciano
Name: José E. Feliciano Title: Managing Member

/s/ L. Charles Moncla, Jr.
L. Charles Moncla, Jr.

Moncla Platinum Investment Group, LLC

By:	/s/ L. Charles Moncla, Jr.
Name: L. Charles Moncla, Jr. Title: Manager

Layton Corporation

By:	/s/ Daniel T. Layton
Name: Daniel T. Layton Title: Manager

/s/ J. Clarke Legler, II
J. Clarke Legler, II